Exhibit 99
News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

COMMUNITY BANK SYSTEM
IMPROVES FIRST QUARTER EARNINGS 13%

          SYRACUSE, N.Y. — April 24, 2008 — Community Bank System, Inc. (NYSE: CBU) generated quarterly net income of $10.9 million, or $0.36 per share, in the first quarter of 2008, up 13%, or $0.04 over the $0.32 per share reported in the first quarter of 2007. The company’s solid loan growth, continued expansion of non-interest income sources, improved net interest margin, and strong asset quality resulted in the improved quarterly results. Cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments) were $0.41 in the first quarter, $0.05 per share, or 14% above GAAP-reported results.

“Our company continued to produce quality results in spite of the challenging business environment which has effected a large segment of our industry,” said President and Chief Executive Officer Mark E. Tryniski. “Our first quarter performance was driven by strong organic loan growth, the continued growth of non-interest revenues, stable and favorable asset quality, and expansion of net interest income. Our year-over-year results reflect the accretive impact of the two high-value acquisitions completed in the second quarter of 2007, when we added Hand Benefits & Trust, and Tupper Lake National Bank. Lastly, our first quarter dividend of $0.21 reflected the 5% increase approved by the Board last August, which underscored our confidence in our long-term strategies as well as our commitment to providing growing shareholder returns.”

First quarter net interest income of $35.6 million was 2% above the fourth quarter of 2007, and 7% higher than the first quarter of 2007. The current quarter’s net interest margin was 3.81%, an 18-basis point improvement from the fourth quarter, as well as seven basis points higher than last year’s first quarter. Compared to the first quarter of 2007, earning-asset yields were down 12 basis points, reflective of reductions in interest earned on variable-rate loan products, in the first quarter of 2008. The company’s cost of funds was down 20 basis points from a year ago, reflective of disciplined deposit pricing as well as the debt restructuring completed late last year.

First quarter non-interest income (excluding securities gains/losses and debt extinguishment charges) increased $3.9 million, or 29% over the same period last year. The company’s employee benefits administration and consulting business posted a 59% increase in revenues over the first quarter 2007. This improved performance resulted from the Hand Benefits & Trust acquisition completed last May, organic growth generated from new clients along with enhanced product offerings to both new and existing customers, and because of a very strong quarter from the unit’s actuarial consulting practice. Banking non-interest income rose 16% over first quarter 2007, a result of new and expanded account relationships and growing debit card-related revenues. Wealth management services increased 16% over 2007’s first quarter from acquired and organic insurance revenue growth, despite generally unfavorable market conditions. In the first quarter, the company also recorded realized securities gains of $0.3 million, comprised predominantly of proceeds received from the VISA initial public offering.

Quarterly operating expenses of $38.4 million increased $4.5 million, or 13% over the first quarter of 2007 primarily a result of the two acquisitions completed in 2007. In addition, the company had higher business development and volume-based processing costs, increased facility-based utilities and maintenance costs, and higher personnel expenses during the quarter. On a linked quarter basis, operating expenses were up 3%, reflective of personnel-related merit increases, and seasonally higher occupancy costs.

The company’s effective tax rate in the first quarter was 22.5% down from 24.1% reported in the first quarter of 2007, reflecting a higher level of income from tax-exempt sources.

Financial Position

Average earning assets of $4.17 billion for the first quarter were down slightly from the fourth quarter of 2007, and included $20 million of organic loan growth, $52 million of additional nontaxable investment securities, and a $129 million reduction in taxable investment securities, including short-term agency securities. Compared to the first quarter of 2007, average earning assets increased $143 million, comprised of organic and acquired loan growth of $138 million, while investment securities, including cash equivalents, remained essentially flat. Average deposits for the first quarter decreased $27 million from the fourth quarter, a result of the company’s proactive approach to lower its overall funding costs by reducing higher cost time deposit levels. Borrowings ended the quarter at $868 million, a $61 million reduction from the end of the fourth quarter. In late December 2007, the company restructured $150 million of its fixed rate FHLB advances, replacing them with lower cost instruments with similar remaining duration. In addition, the company completed the early redemption of $25 million of its variable rate, trust-preferred securities in January 2008. As expected, these restructuring strategies had a positive impact on the company’s net interest margin in the first quarter of 2008.

Ending shareholders’ equity increased $9.9 million during the quarter to $488.7 million. The company’s capital ratios remained favorable, with the Tier 1 leverage ratio ending the quarter at 7.55%, and the tangible equity ratio improving to 5.30%.

Mr. Tryniski added, “During the quarter we produced growth in both our residential and business lending portfolios. We remain free of any exposure to the well-publicized mortgage lending crisis which has affected many of the nation’s larger urban markets, as we have no subprime or other higher-risk mortgage products within our real estate or investment portfolios. Our mortgage delinquency ratio of 1.00% is significantly below the industry-wide ratio which is close to 6%. Our business lending portfolio grew by $13.7 million during the first quarter and we remain committed to building upon this momentum. During this period of modest asset growth within our industry, we are taking the opportunity to strengthen our business banking delivery process by committing additional resources to this important line of business.”

Asset Quality

The company’s asset quality metrics remained excellent in the first quarter, with non-performing loan and net charge-off ratios remaining at the historically low levels achieved in recent quarters.

The first quarter provision for loan losses of $0.8 million was $0.6 million higher than the first quarter of 2007, reflecting a higher level of net charge-offs. On a trailing 12-month basis, the provision for loan losses, of $2.6 million, was $0.2 million below net charge-offs of $2.8 million, reflective of the company’s favorable level of nonperforming loans and stable delinquency ratios.

Net charge-offs in the first quarter were $0.8 million, compared to $0.9 million in the fourth quarter of 2007, and $0.6 million a year ago. The quarterly net charge-off ratio of 0.11% (of total loans) was two basis points favorable to the 0.13% experienced in the fourth quarter of 2007, and two basis points above the 0.09% reported in the first quarter of last year.

Nonperforming loans as a percentage of total loans at March 31, 2008 were 0.32%, consistent with the end of 2007. This was a significant improvement in comparison to an already favorable 0.47% at the end of last year’s first quarter. The quarter-end delinquency ratio of 0.99% improved slightly from the fourth quarter 2007 level of 1.10%, and has remained below 1.35% for the last nine quarters. Nonperforming assets to total assets improved to 0.22%, from the already favorable 0.32% level one year ago. These excellent asset quality metrics illustrate the continued effectiveness of the company’s disciplined risk management and underwriting standards.

Stock Repurchases

During 2007 the company purchased 611,650 common shares at an aggregate cost of approximately $12.0 million. These purchases were made under the previously announced share repurchase programs authorized in December 2006. There were no share repurchases in the first quarter of 2008. At March 31, 2008, there were 0.94 million remaining shares available for repurchase under these previously approved programs.

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (ET) on Friday, April 25, 2008, to discuss the above results at 1-866-812-6491. An audio recording will be available one hour after the call until June 30, 2008, and may be accessed at 1-888-284-7564 (access code 232006). Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=47412.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company’s website at: http://www.communitybankna.com.

Community Bank System, Inc. is based in DeWitt, N.Y., with $4.7 billion in assets and 140 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust. Its other subsidiaries include: BPAS, an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh, and Houston; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, NY, and North Palm Beach, FL. For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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Summary of Financial Data
(Dollars in thousands, except per share data)

	2008	2007

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Earnings

Loan income	$46,515	$47,938	$47,821	$46,090	$44,935
Investment income	16,636	17,879	17,785	17,166	16,623
Total interest income	63,151	65,817	65,606	63,256	61,558
Interest expense	27,553	30,828	31,326	29,918	28,191
Net interest income	35,598	34,989	34,280	33,338	33,367
Provision for loan losses	780	880	510	414	200
Net interest income after provision for loan losses	34,818	34,109	33,770	32,924	33,167
Deposit service fees	8,261	8,828	8,382	7,825	6,977
Other banking services	595	676	1,512	425	670
Wealth management services	2,163	2,210	2,185	2,009	1,860
Benefit plan administration, consulting and actuarial fees	6,312	5,453	5,509	4,767	3,972
Debt extinguishment charges and investment securities gains/(losses), net	287	(9,950)	(16)	(8)	0
Total noninterest income	17,618	7,217	17,572	15,018	13,479
Salaries and employee benefits	20,386	20,062	19,086	18,280	18,286
Professional fees	1,298	1,383	1,365	1,054	1,185
Occupancy and equipment and furniture	5,573	4,872	4,883	4,557	4,649
Amortization of intangible assets	1,531	1,544	1,629	1,581	1,515
Other	9,586	9,388	9,703	8,495	8,175
Acquisition expenses	0	9	99	165	109
Total operating expenses	38,374	37,258	36,765	34,132	33,919
Income before income taxes	14,062	4,068	14,577	13,810	12,727
Income taxes	3,164	(7,779)	3,548	3,451	3,071
Net income	$10,898	$11,847	$11,029	$10,359	$9,656
Basic earnings per share	$0.37	$0.40	$0.37	$0.34	$0.32
Diluted earnings per share	$0.36	$0.39	$0.37	$0.34	$0.32
Diluted earnings per share-cash (1)	$0.41	$0.44	$0.41	$0.39	$0.36

Profitability

Return on assets	0.94%	1.00%	0.94%	0.92%	0.88%
Return on equity	9.08%	9.95%	9.47%	8.92%	8.43%
Noninterest income/operating income (FTE) (2)	30.5%	30.7%	31.7%	28.8%	26.6%
Efficiency ratio (3)	64.8%	63.9%	63.1%	62.2%	63.8%

Components of Net Interest Margin (FTE)

Loan yield	6.65%	6.81%	6.86%	6.84%	6.81%
Investment yield	6.07%	5.95%	5.82%	6.06%	6.11%
Earning asset yield	6.46%	6.52%	6.50%	6.58%	6.58%
Interest-bearing deposit rate	2.68%	2.85%	2.94%	2.96%	2.80%
Short-term borrowing rate	4.17%	4.13%	4.07%	4.20%	4.16%
Long-term borrowing rate	4.79%	5.74%	5.83%	5.58%	5.57%
Cost of all interest-bearing funds	3.13%	3.41%	3.47%	3.47%	3.37%
Cost of funds (includes DDA)	2.70%	2.94%	2.99%	2.99%	2.90%
Net interest margin (FTE)	3.81%	3.63%	3.56%	3.64%	3.74%
Fully tax-equivalent adjustment	$3,889	$3,687	$3,645	$3,722	$3,796

Summary of Financial Data
(Dollars in thousands, except per share data)

	2008	2007

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Average Balances

Loans	$2,822,100	$2,801,660	$2,775,337	$2,712,021	$2,684,566
Taxable investment securities	808,962	937,656	971,828	885,361	843,857
Nontaxable investment securities	540,993	489,446	477,369	485,922	500,273
Total interest-earning assets	4,172,055	4,228,762	4,224,534	4,083,304	4,028,696
Total assets	4,642,019	4,700,537	4,679,318	4,536,348	4,469,244
Interest-bearing deposits	2,659,584	2,667,869	2,735,349	2,718,135	2,622,472
Short-term borrowings	426,116	406,902	307,090	154,799	159,444
Long-term borrowings	457,177	511,919	536,859	589,686	613,624
Total interest-bearing liabilities	3,542,877	3,586,690	3,579,298	3,462,620	3,395,540
Noninterest-bearing deposits	555,927	574,266	583,946	557,195	552,087
Shareholders’ equity	$482,750	$472,303	$462,172	$465,652	$464,623

Balance Sheet Data

Cash and cash equivalents	$160,394	$130,823	$205,224	$242,410	$224,917
Investment securities	1,307,682	1,391,872	1,433,930	1,219,360	1,317,554
Loans:
Consumer mortgage	987,807	977,553	969,567	948,430	914,909
Business lending	998,443	984,780	972,394	988,886	957,853
Consumer installment	851,536	858,722	849,949	829,860	809,472
Total loans	2,837,786	2,821,055	2,791,910	2,767,176	2,682,234
Allowance for loan losses	36,428	36,427	36,447	36,690	35,891
Intangible assets	255,111	256,216	256,766	258,110	244,598
Other assets	133,870	133,963	141,484	132,783	125,476
Total assets	4,658,415	4,697,502	4,792,867	4,583,149	4,558,888
Deposits	3,243,382	3,228,464	3,304,604	3,364,577	3,278,468
Borrowings	766,153	801,604	821,343	577,134	626,765
Subordinated debt held by unconsolidated subsidiary trusts	101,956	127,724	127,123	127,111	127,099
Other liabilities	58,256	60,926	71,455	54,703	59,659
Total liabilities	4,169,747	4,218,718	4,324,525	4,123,525	4,091,991
Shareholders’ equity	488,668	478,784	468,342	459,624	466,897
Total liabilities and shareholders’ equity	4,658,415	4,697,502	4,792,867	4,583,149	4,558,888

Capital

Tier 1 leverage ratio	7.55%	7.77%	7.67%	7.90%	8.29%
Tangible equity / tangible assets	5.30%	5.01%	4.66%	4.66%	5.15%
Diluted weighted average common shares O/S	30,036	30,006	30,078	30,396	30,547
Period end common shares outstanding	29,892	29,635	29,672	29,873	30,096
Cash dividends declared per common share	$0.21	$0.21	$0.21	$0.20	$0.20
Book value	16.35	16.16	15.78	15.39	15.51
Tangible book value	7.81	7.51	7.13	6.75	7.39
Common stock price (end of period)	24.56	19.87	19.52	20.02	20.92

Summary of Financial Data
(Dollars in thousands, except per share data)

	2008	2007

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Asset Quality

Nonaccrual loans	$8,757	$8,267	$8,932	$9,191	$10,697
Accruing loans 90+ days delinquent	392	622	451	779	1,914
Total nonperforming loans	9,149	8,889	9,383	9,970	12,611
Other real estate owned (OREO)	1,027	1,007	1,097	1,411	1,916
Total nonperforming assets	10,176	9,896	10,480	11,381	14,527
Net charge-offs	779	900	753	362	622
Loan loss allowance/loans outstanding	1.28%	1.29%	1.31%	1.33%	1.34%
Nonperforming loans/loans outstanding	0.32%	0.32%	0.34%	0.36%	0.47%
Loan loss allowance/nonperforming loans	398%	410%	388%	368%	285%
Net charge-offs/average loans	0.11%	0.13%	0.11%	0.05%	0.09%
Delinquent loans/ending loans	0.99%	1.10%	1.10%	0.95%	1.02%
Loan loss provision/net charge-offs	100%	98%	68%	114%	32%
Nonperforming assets/total assets	0.22%	0.21%	0.22%	0.25%	0.32%

(1)	Excludes the after-tax effect of amortization of intangible assets and market value adjustment amortization on acquired loans and deposits.

(2)	Excludes gain (loss) on investment securities & debt extinguishment.

(3)	Excludes intangible amortization, acquisition expenses/special charges and gain (loss) on investment securities & debt extinguishment.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.